Exhibit 10.6

Exhibit 10.6: Form of Severance Agreement by and between EnerNOC, Inc. and the individuals listed below.

EnerNOC, Inc. entered into severance agreements with the individuals listed below, which are substantially identical in all material respects as the attached Form of Severance Agreement.

Parties to Severance Agreement:

EnerNOC, Inc. and Gregg Dixon

EnerNOC, Inc. and Philip Giudice

EnerNOC, Inc. and Neal Isaacson

EnerNOC, Inc. and David Samuels

EnerNOC, Inc. and Terrence Sick

ENERNOC, INC.

SEVERANCE AGREEMENT

        This Severance Agreement is made as of the 7th day of February, 2007 by and between EnerNOC, Inc., a Delaware corporation (the "Company"), and ________________ (the "Employee").

        WHEREAS, the Employee currently serves as an executive of the Company; and

        WHEREAS, the Company and the Employee desire to provide for severance arrangements for the Employee under certain circumstances as of the Effective Date;

        NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the Company and the Employee agree as follows:

        1.     Definitions. As used in this agreement, the following terms shall have the following meanings:

        1.1.  "Accrued Base Compensation": all amounts of compensation for services rendered to the Company that have been earned or accrued through the date of the Employee's termination of employment but that have not been paid as of such date including (i) Base Salary, (ii) reimbursement for reasonable and necessary business expenses incurred by the Employee on behalf of the Company during the period ending on such date, and (iii) vacation pay; provided, however, that Accrued Compensation shall not include any amounts described in clause (i) that have been deferred pursuant to any salary reduction or deferred compensation elections made by the Employee.

        1.2.  "Accrued Incentive Compensation": Accrued Incentive Compensation is the pro-rata variable bonus/commission amount, as established by the Compensation Committee of the Company's Board of Directors (the "Compensation Committee"), that has been earned but has not yet been paid, including both the quarterly and the annual component, if any, in each case pro-rated to the date of termination. The pro-rata amount shall be calculated on a per diem basis from the beginning of the quarter or year to the date of termination, or be calculated based on the percent of commission achieved from the beginning of the quarter or year to the date of termination, whichever is greater. For example, if termination were to occur on August 15 of a year the Employee would be deemed to have earned 46/91 of any quarterly variable bonus for the third quarter and 228/365 of any annual component of the variable bonus.

        1.3.  "Base Salary": shall mean the Employee's base compensation per annum as established by the Compensation Committee.

        1.4.  "Cause": (i) willful failure to perform, or gross negligence in the performance of, the Employee's duties for the Company or any of its affiliates; (ii) material breach by the Employee of any obligation to the Company or any of its affiliates with respect to confidential information, non-competition, non-solicitation or the like; (iii) the Employee's breach of fiduciary duty, fraud, embezzlement or other material dishonesty with respect to the Company or any of its affiliates; or (iv) the Employee's conviction of, or plea of nolo contendere to, a felony or any other crime involving moral turpitude.

        1.5.  "Good Reason": (i) a substantial reduction in the Employee's then current base salary, without the Employee's consent; or (ii) material and continuing diminution of the Employee's responsibilities, duties and authority in the operation and management of the Company as compared to such responsibilities, duties and authority on the Effective Date, without the Employee's consent.

        1.6.  "Change of Control": (i) the sale of all or substantially all of the assets or issued and outstanding capital stock of the Company, or (ii) merger or consolidation involving the Company in which stockholders of the Company immediately before such merger or consolidation do not own immediately after such merger or consolidation capital stock or other equity interests of the surviving corporation or entity representing more than fifty percent in voting power of capital stock or other equity interests of such surviving corporation or entity outstanding immediately after such merger or consolidation.

        1.7.  "Disability": a physical or mental infirmity that impairs the Employee's ability to substantially perform his duties with the Company for six consecutive months.

        1.8.  "Effective Date": shall be December 31, 2006.

        1.9.  "Severance Compensation": 50% of the Employee's Base Salary on the effective date of termination.

        1.10. "Stock Award": shall mean any grant of equity under the Company's 2003 Stock Option and Incentive Plan or any subsequent stock plan of the Company.

        2.     Payments upon Termination.

        2.1.  If the Company terminates the Employee's employment without Cause, or the Employee terminates his or her employment with Good Reason, the Company will pay the Employee an amount equal to his Severance Compensation in six (6) equal monthly installments in arrears and shall also pay him, on the date of termination, his Accrued Base Compensation plus his Accrued Incentive Compensation as of the termination date. The Company's obligation to make such payments shall cease upon the Employee's material breach of any written agreement between the Company and the Employee or of any written policy of the Company by which the Employee is bound, if such breach causes or is likely to cause material harm to the Company.

        2.2.  If the Company terminates the Employee's employment at any time for Cause, or upon the Employee's death or Disability, the Company will pay the Employee his Accrued Base Compensation.

        2.3.  Upon any termination of the Employee's employment with the Company to which Section 2.1 applies, the Company shall maintain the benefits that the Employee is receiving as of the termination date and shall take such measures as are permissible under its medical, life, and disability insurance and any other employee benefit plans or programs to continue coverage or reimbursement for the Employee (and the Employee's family, if applicable) on the same terms (including any required contribution by the Employee) as immediately prior to such termination. If it is not permissible to continue any such coverage under any such insurance plans, the Company will pay the Employee, as additional severance compensation, such amount, net of state and federal income taxes payable by the Employee with respect thereto, as will be sufficient for the Employee to obtain such insurance coverage on an individual basis assuming that the Employee (and each member of the Employee's family who is to be covered) is a "standard risk" for insurance purposes. The Employee's rights under this Section 2.3 shall continue only for so long as the Employee is entitled to receive payments of Severance Compensation under Section 2.1.

        3.     Change of Control.

        3.1.  In the event of a Change of Control in which the Company is valued at equal to or greater than $75 million, the vesting schedule set forth in the Stock Award shall, on the date of the Change of Control, be accelerated by six months, such that the Employee receives the benefit of six months of immediate vesting of the Stock Award which, but for the Change of Control, would not have vested immediately. This vesting shall apply prior to any vesting which may occur pursuant to Section 3.2.

        3.2.  If, after a Change of Control, the Company or the acquiror terminates the Employee's employment without Cause, or if the Employee terminates his or her employment for Good Reason, then, notwithstanding any contrary or inconsistent provision of any Stock Award granted to the Employee by the Company, an additional number of shares or options equal to fifty percent (50%) of the total shares or options in the Stock Award shall, on the date of termination, become fully vested and immediately exercisable; provided, however, that in the event that less than 50% of the Stock

Award is unvested, then the entire remaining Stock Award shall, on the date of termination, become fully vested and immediately exercisable.

        3.3.  If any payment or benefit you would receive under this Agreement, when combined with any other payment or benefit you receive pursuant to a Change of Control ("Payment") would (i) constitute a "parachute payment" within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then such Payment shall be either (x) the full amount of such Payment or (y) such lesser amount (with cash payments being reduced before stock option compensation) as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal state and local employments taxes, income taxes, and the Excise Tax results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.

        4.     Mutual Release. Upon any termination of the Employee's employment with the Company to which Section 2.1 applies, the Employee and the Company shall execute a Mutual Release. The Employee's execution of such Mutual Release shall be a condition precedent to the effectiveness of Sections 2.1 and 2.2.

        5.     Employee Agreement. The Employee agrees that his Employee's Invention, Non-Competition and Non-Disclosure Agreement (a copy of which is attached hereto) is in full force and effect on the date hereof and is not modified or terminated by any provision of this agreement. This agreement is referred to in the Mutual Release as "the Employee Agreement."

        6.     Miscellaneous.

        6.1.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Massachusetts. Any action brought by any party to this Agreement shall be brought and maintained in a court of competent jurisdiction in Middlesex or Suffolk Counties in the Commonwealth of Massachusetts, and each party hereby consents to the jurisdiction of such courts.

        6.2.  This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns.

        6.3.  This Agreement may be amended, modified or supplemented, and any obligation hereunder may be waived, only by a written instrument executed by the parties hereto. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate as a waiver of any subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or remedy by such party preclude any other or further exercise thereof or the exercise of any other right or remedy. All rights and remedies hereunder are cumulative and are in addition to all other rights and remedies provided by law, agreement or otherwise.

        6.4.  This Agreement constitutes the entire agreement between the parties and terminates and supersedes any and all prior severance agreements and amendments (whether written or oral) between the parties. The Employee acknowledges and agrees that neither the Company, nor anyone acting on its behalf has made, and in executing this Agreement the Employee has not relied upon, any representations, promises, or inducements except to the extent the same is expressly set forth herein.

        7.     409A Compliance.

        7.1.  Notwithstanding any other provision with respect to the timing of payments under this Agreement, if, at the time of your termination, you are deemed to be a "specified employee" of the Company within the meaning of Code Section 409A, then limited only to the extent necessary to comply with the requirements of Code Section 409A, any payments to which you may become entitled under this Agreement which are subject to Code Section 409A (and not otherwise exempt from its application) will be withheld until the first (1st) business day of the seventh (7th) month following your termination of employment, at which time you shall be paid an aggregate amount equal to the accumulated, but unpaid, payments otherwise due to you under the terms of this Agreement.

        7.2.  The Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit set forth in this Agreement, including but not limited to consequences related to Code Section 409A. You and the Company agree to both negotiate in good faith and jointly execute an amendment to modify this Agreement to the extent necessary to comply with the requirements of Code Section 409A; provided that no such amendment shall increase the total financial obligation of the Company under this Agreement. In the event that the Company determines in good faith that it is required to withhold taxes from any payment or benefit already provided to you, you agree to pay on demand the amount the Company has determined to the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Severance Agreement effective as of the date first mentioned above.

ENERNOC, INC.
By:
Duly authorized by the Board of Directors
Employee Signature
Printed Name of Employee